Exhibit 10.1

OFFICE LEASE—BUILD-TO-SUIT

BETWEEN

WALTER BROS. CONSTRUCTION CO., INC.

AND

MISSION COMMUNITY BANK

THIS OFFICE LEASE— BUILD-TO-SUIT (“Lease”), dated as of October 16, 2007, is entered into between Walter Bros. Construction Co., Inc., a California corporation (“Landlord”) and Mission Community Bank, a California corporation (“Tenant”).

NOW THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Summary of Lease Terms

Effective Date: October 16, 2007

Landlord: Walter Bros. Construction Co., Inc., a California corporation.

Landlord’s Address For Notice (“Landlord’s Address”): 3220 South Higuera Street Suite 302, San Luis Obispo, CA 93401

Tenant: Mission Community Bank, a California corporation

Tenant’s Address For Notice (“Tenant’s Address”): 581 Higuera Street, San Luis Obispo, CA 93401

Real Property: The property at South Higuera Street and Prado Road, San Luis Obispo, California more particularly described as set forth in Exhibit A.

Building: A two (2) story building of approximately 14, 000 square feet in size of which approximately 12,880 square feet could be considered “rentable,” delivered to Tenant at Landlord’s cost in a shell condition as more particularly described in Exhibit B.

Term: Fifteen (15) years.

Extended Term:  Two (2) five (5) year options to run consecutively following expiration of the initial Term.

Estimated Commencement Date (“Estimated Commencement Date”): Within two (2) years of the Effective Date of this Lease.

Initial Base Rent Per Month (“Base Rent”): $2.85 per square foot per month.

Security Deposit: There is no Security Deposit required, subject to the provisions of Section 22.

Broker: [None.]

Lease Year: During the Term, each period of approximately 365 days. The first period will commence on the Commencement Date and end on the day prior to the first anniversary of that period and each successive period.

Permitted Use: Tenant shall use the Premises for banking and banking related activities.  No other uses are permitted without the Landlord’s prior written consent, which shall not be unreasonably withheld.

The terms and provisions in the Basic Lease Information above and the attached Exhibits are a part of the following Lease. The definitions in the Basic Lease Information apply to all references in this Lease to those terms and provisions. If this Lease and the Basic Lease Information contain conflicting definitions, the Basic Lease Information definition will control.

Section 1. Premises

Landlord leases to Tenant the Real Property. The Real Property will be improved with the Building to be constructed by Landlord. The Building is described in the Work Letter, attached as Exhibit B. The Real Property and the Building are collectively referred to as the “Premises.”

Section 2. Term

(a) Commencement Date. The Term of this Lease will commence (“Commencement Date”) on the earliest of the following dates:

(i) the date on which Tenant takes possession of all or a portion of the Premises;

(ii) the date on which the Premises would have been Ready for Delivery (defined in Exhibit B) but for Tenant Delays (defined in Exhibit B); or

(iii) the date on which the Building is Ready for Delivery.

The Term of the Lease will continue for the period of time specified as the Term or until this Lease is terminated as otherwise provided for in the Lease.

(b) Commencement Date Memorandum. On the Commencement Date, Tenant will execute and deliver to Landlord a memorandum of the Commencement Date in the form of attached Exhibit C (“Commencement Date Memorandum”). The Commencement Date Memorandum must acknowledge:

(i) the Commencement Date;

(ii) the final square footage of the Premises; and

(iii) Tenant’s acceptance of the Premises.

(c) Delays. If the Premises are not Ready for Delivery on the Estimated Commencement Date, as it may be extended by any Unavoidable Delays (defined in Exhibit B) and Tenant Delays, this Lease will not terminate and Landlord will not be subject to any liability. Notwithstanding the same, in the event the Premises are not Ready for Delivery within six (6) additional months from the Estimated Commencement Date for reasons other than Unavoidable Delays (defined in Exhibit B) or Tenant Delays, at the option of Tenant, this Lease will terminate, and Landlord will reimburse Tenant its out of pocket costs for any Tenant Alterations incorporated into the Premises prior to the Delivery and notice of termination.  In such event, Tenant will submit to Landlord reasonably sufficient documents of all out of pocket cost invoices and evidence of payment thereon, which Landlord will reimburse to Tenant within thirty (30) of receipt.

(d) Early Entry. With the prior written consent of Landlord, Tenant may, at Tenant’s own risk, enter the Building prior to the date that the Building is Ready for Delivery. The entry may be made solely to install trade fixtures and equipment and shall be subject to the following terms and conditions:

(i) Tenant’s early entry may not interfere with the construction of the Building or cause labor difficulties;

(ii) Tenant’s early entry must be on all the terms and conditions of this Lease, other than the obligation to pay Base Rent;

(iii) Tenant must provide evidence of insurance that is satisfactory to Landlord;

(iv) Tenant must indemnify, defend, and hold harmless Landlord and Landlord’s agents, employees, and contractors against all claims, liability, and damages arising from the early entry;

(v) Tenant’s early entry does not constitute the commencement of the Lease; and

(vi) Tenant must pay utility charges reasonably allocated by Landlord.

(e) Extended Term.  Tenant is given the option to extend the Term on all the provisions contained in this Lease other than Base Rent, for two (2) additional five-year periods (“Extended Term”) following expiration of the initial Term, by giving notice of exercise of option (“Option Notice”) to Landlord at least  one hundred twenty (120) but not more than one hundred and eighty (180) days before the expiration of the Term; provided that, if Tenant is in default on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if the Tenant is in default on the date the Extended Term is to commence, the Extended Term shall not commence and this Lease shall expire at the end of the then-current term.

Section 3. Rent

(a) Initial Base Rent. Tenant will pay to Landlord, at any address that Landlord may designate in writing to Tenant, the Base Rent. The rent must be paid, without the need for notice, demand, offset, or deduction, on the first day of each calendar month. Upon the Commencement Date, Tenant will pay to Landlord the first month’s Base Rent. If the Term commences or ends on a date other than the first or last day of a month, Tenant must pay on the Commencement Date or the first day of the last month a Base Rent prorated on a per diem basis with respect to the portion of the month within the Term. All sums other than Base Rent that Tenant is obligated to pay under this Lease will be deemed to be additional rent due, regardless of whether those sums are designated as “additional rent.” The term “Rent” means the Base Rent and all additional rent payable under this Lease.

(b) Adjustments to Base Rent.  On the first anniversary of the Commencement Date and each anniversary of the Commencement Date during the Term, and any Extended Term, the Base Rent shall be increased based on the increase in CPI (as defined below) since the Commencement Date; provided, however, in no event shall such new Base Rent increase by less than three percent (3%) and no more than five percent (5%).  As used herein, the term “CPI” shall mean and refer to the Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor for All Urban Consumers, (1982-84 = 100), “All Items,” for Los Angeles/Riverside/Orange County, California Area.  The base for computing the adjustment shall be the CPI for the month which is three (3) months prior to the Commencement Date, and the Index to be used to determine the adjustment shall be the Index published for the month which is three (3) months prior to the adjustment date (“Extension Index”).  The adjustment shall be set by multiplying the then applicable Base Rent by a fraction, the numerator of which is the extension index and the denominator of which is the beginning index.  In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculations.  On adjustment of the monthly rent provided in this Lease, Landlord shall send notice to Tenant regarding such adjustment, but failure to do so shall not constitute a waiver of Landlord’s right to collect the increased amount.

(c) Determination of Base Rent for Extension Option.  In the event that Tenant chooses to exercise one or more options to extend the Term pursuant to Section 2(e), above, the Base Rent for the Option Periods shall be equal to the prevailing market rate.  The parties shall have thirty (30) days after Landlord receives the Option Notice in which to agree on the Base Rent for the first year of the Extended Term.  If the parties are unable to agree on the Base Rent for the extended term within that period, then within ten (10) days after the expiration of that period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the premises are located to appraise and set the Base Rent for the extended term.  If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the Base Rent for the extended term.  If the two appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the Base Rent for the Extended Term.  If they are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the Base Rent.  If they are unable to agree on the third appraiser, either of the parties to this Lease by giving ten (10) days’ notice to the other party can file a petition with the American Arbitration Association solely for the purpose of selecting a third appraiser who meets the qualifications stated in this paragraph.  Each party shall bear half the cost of the American Arbitration Association appointing the third appraiser and of paying the third appraiser’s fee.  The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.  Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Base Rent for the Extended term.  If a majority of the appraisers are unable to set the Base Rent within the stipulated period of time, the three appraisers shall be added together and their total divided by three; the resulting quotient shall be the Base Rent for the Premises during the Extended Term.  In setting the Base Rent for the Extended Term, the appraiser or appraisers shall consider the use to which the Premises are restricted under this Lease and shall not consider the highest and best use for the Premises without regard to the restriction on use of the Premises contained in this Lease.  After the Base Rent for the Extended Term has been set, the appraiser shall immediately notify the parties, and such determination shall be conclusive and binding on the parties.

Section 4. Right of First Refusal—Freestanding Building

(a)       Subject to the rights set forth in Subsection (b) below, in the event Landlord desires to sell the Premises, or any portion of its interest in the Premises, and shall either intend to list the Premises for sale, or have received an acceptable bona fide offer to purchase the Premises or such interest (the “Offer”), Landlord shall give written notice of its intent to sell (the “Notice of Intent to Sell”) to Tenant, together with either the terms which would be acceptable to Landlord for such sale (“Term Sheet”) or an executed copy of the Offer setting forth all of the terms of the proposed purchase and identifying the prospective purchaser.  Tenant shall then have an option to purchase the Premises or such interest on the same terms and conditions as set forth in the Term Sheet or Offer; provided that if the terms and conditions of the Offer provide for an exchange of like kind of real property as payment of all or a portion of the purchase price, Tenant may exercise its option to purchase by stating in its written notice of exercise its willingness to participate in an exchange transaction in which Landlord shall identify certain real property which Tenant, at no additional cost or expense to Tenant, shall acquire and exchange with Landlord for the Premises on terms and conditions otherwise consistent with the Offer.  If no exchange is contemplated in the Offer, Tenant shall have the further option of paying Landlord in cash at closing the full amount of the purchase price of the Premises or Landlord’s interest in the Premises, notwithstanding any non-cash terms set forth in the Offer.  If Tenant elects to exercise its option, it shall give Landlord written notice of such election within sixty (60) days after receipt of the Notice of Intent to Sell.  If Tenant fails to exercise its option within such sixty (60)-day period, (i) Landlord shall be free to accept an offer to sell the Premises or interest therein on the terms set forth in the Term Sheet or Offer at any time within ninety (90) days after the expiration of such sixty (60)-day period and (ii) Tenant shall, upon request, deliver to Landlord an acknowledgement of Tenant’s failure to exercise the option and Landlord’s right to sell the Premises or interest therein pursuant to this Section.

(b)       Notwithstanding the foregoing, Landlord shall be free to convey, transfer or assign the Premises or any portion of its interest in the Premises without compliance with Subsection (a) in the event that such conveyance, transfer or assignment is either (i) made to any mortgagee of Landlord’s fee estate in the Premises, provided that the lien of any fee mortgage or other security instrument shall expressly remain subordinate to Tenant’s leasehold interest herein created or (ii) made to any lineal descendants (natural or adopted) of Landlord, the spouses of such lineal descendants or any trust the total beneficial interest of which is held by such lineal descendants or their spouses.

Section 5. Utilities

Landlord shall provide connections for utilities to the perimeter of the shell of the Building. Tenant will make all arrangements and pay all charges for water, sewer, telephone, gas, garbage, electricity, and other utilities supplied to or used on the Premises. This includes, without limitation, paying any deposits and “hook up charges.” Landlord will not be liable to Tenant for any interruption in or curtailment of any utility service, nor will any interruption or curtailment constitute constructive eviction or grounds for abatement of rent.

Section 6. Taxes

(a) Real Property Taxes. Landlord will pay to the proper taxing authorities, as they become due, all Real Property Taxes applicable to the Premises after the Commencement Date (but excluding any fees or assessments which specifically relate to Landlord’s development process prior to the Commencement Date), and Tenant will reimburse Landlord for those taxes as provided in clause (b) below. The term “Real Property Taxes” includes, but is not limited to, the following:

(i) real property taxes;

(ii) possessory interest taxes;

(iii) business, license, or use fees,

(iv) excises;

(v) transit charges;

(vi) housing fund assessments;

(vii) open space charges;

(viii) childcare fees;

(ix) school fees;

(x) any other assessments, levies, fees, or charges, general and special, ordinary and extraordinary, unforeseen and foreseen (including fees “in- lieu” of any tax or assessment) that are assessed, levied, charged, confirmed, or imposed by any public authority upon the Premises (or any real property comprising any portion of the Premises) or its operations; but excluding, and notwithstanding any other provision herein, , any assessments relating to public improvements on Prado Road and the Prado Road Highway 101 interchange, which shall be the sole responsibility of the Landlord;

(xi) all taxes, assessments, or other fees imposed by any public authority on or measured by any Rent or other charges payable under this Lease, including any gross income tax or excise tax levied by the local government authority, the federal government, or any other governmental body with respect to receipt of rent, or upon, with respect to, or by reason of, the development, possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises or any portion of the Premises, or on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; and

(xii) any tax imposed in substitution, partially or totally, of any tax previously included within the definition or any additional tax, the nature of which was previously included within the definition, together with the costs and expenses (including attorney fees) of changing any taxes or seeking the reduction in or abatement, redemption, or return of any taxes, but only to the extent of any reduction, abatement, redemption, or return.

Nothing contained in this Lease will require Tenant to pay any franchise, corporate, estate, or inheritance tax of Landlord, or any income, profits, or revenue tax or charge on the net income of Landlord.

(b) Tax Reimbursements. Tenant will pay to Landlord an amount equal to the Real Property Taxes then due within fifteen (15) days after delivery to Tenant by Landlord of an invoice. Landlord may, at Landlord’s option, deliver statements from different taxing authorities at different times or deliver all statements at one time. In addition, Landlord may elect to collect Real Property Taxes from Tenant in advance, on a monthly or quarterly basis, based upon Landlord’s reasonable estimate of the Real Property Taxes. If the amount of monthly or quarterly payments for estimated Real Property Taxes received by Landlord from Tenant are more or less than the actual Real Property Taxes due, an appropriate adjustment will be made by Landlord and Tenant. Real Property Taxes for partial tax fiscal years, if any, falling within the Term, will be prorated. Tenant’s obligations for Real Property Taxes for the last full or partial year of the Term will survive the expiration or earlier termination of this Lease.

(c) Personal Property Taxes. Prior to delinquency, Tenant will pay all taxes and assessments levied on trade fixtures, alterations, additions, improvements, inventories, and other personal property located or installed on the Premises by Tenant. Tenant will also provide Landlord copies of receipts for payment of all those taxes and assessments. To the extent any taxes are not separately assessed or billed to Tenant, Tenant will pay the amount as invoiced by Landlord.

(d) Prorations. All payments of taxes or assessments, or both, except permitted installment payments, shall be prorated for the initial lease year and for the year in which the lease terminates. For permitted installment payments of which at least the first installment fell due before commencement of the term, Tenant shall pay all installments falling due after commencement of the term. For permitted installment payments extending beyond the expiration of the term, Tenant shall pay those installment(s) falling due before expiration of the term.

(e) Tenant’s Right to Contest. Tenant may contest the legal validity or amount of any taxes, assessments, or charges for which Tenant is responsible under this lease, and may institute such proceedings as Tenant considers necessary. If Tenant contests any such tax, assessment, or charge, Tenant may withhold or defer payment or pay under protest but shall protect

Landlord and the Premises from any lien by adequate surety bond or other appropriate security.

                   Landlord appoints Tenant as Landlord’s attorney-in-fact for the purpose of contesting any taxes, assessments, or charges, conditioned on Tenant’s preventing any liens from being levied on the Premises or on Landlord (other than the statutory lien of Revenue and Taxation Code Section 2187).

(f) Exemptions. Tenant’s obligation to pay taxes or assessments levied or charged against the Premises or improvements or against specified personal property shall not include the following, whatever they may be called: income or profits taxes levied or assessed against Landlord by federal, state, or other governmental agency; estate, succession, inheritance, or transfer taxes of Landlord; or corporation, franchise, or profits taxes imposed on the corporate owner of the fee title of the Premises. If, however, during the term, taxes are imposed, assessed, or levied on the rents derived from the Premises in lieu of all or any part of real property taxes, personal property taxes, or real and personal property that Tenant would have been obligated to pay under the foregoing provisions, and the purpose of the new taxes is more closely akin to that of an ad valorem or use tax than to an income or franchise tax on Landlord’s income, Tenant shall pay the taxes as provided above for property taxes and assessments.

   Tenant shall also defend and indemnify Landlord and the Premises against liability for taxes and other impositions in the nature of a tax on the right to do business when Landlord’s collection of rent under this lease is defined as doing business.

Section 7. Triple Net Lease

This is a “triple net lease” and the Rent will be paid by Tenant and be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord will not be required to make any expenditure, incur any obligation, or incur any liability of any kind in connection with this Lease or the ownership, construction, maintenance, operation, or repair of the Premises.

Section 8. Insurance

(a) Tenant’s Obligations. Tenant will, at Tenant’s expense, obtain and keep in force at all times the following insurance:

(i) Casualty Insurance. Casualty insurance insuring the Building against fire, and extended coverage (including “all risk” coverage, earthquake and volcanic action, and flood and surface water insurance, if applicable) for the full replacement cost of the Building, with deductibles and the form and endorsements of the coverage as acceptable to Landlord, together with, at Landlord’s option, rental value insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss.

(ii) General Liability Insurance. A policy of commercial general liability insurance (occurrence form) having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) aggregate per location if Tenant has multiple locations, providing coverage for, among other things, blanket contractual liability, premises, products and completed operations, and personal and advertising injury coverage.

(iii) Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of Tenant’s operations on the Premises. This must include the all states endorsement and, if applicable, the volunteer’s endorsement, together with employer’s liability insurance coverage in the amount of at least One Million Dollars ($1,000,000).

(iv) Personal Property Insurance. “All risk” property insurance, including boiler and machinery comprehensive form, if applicable, covering damage to or loss of any equipment of Tenant and coverage for the full replacement cost, including electronic data processing equipment, and coverage for the full replacement cost of the equipment, including business interruption of Tenant (“Tenant’s Property”). If the property of Tenant’s invitees is to be kept in the Premises, the insurance should include warehouser’s legal liability or bailee customers’ insurance for the full replacement cost of the property belonging to invitees and located in the Premises.

(b) Additional Insurance. Landlord may also carry any other insurance that Landlord deems prudent or advisable, including, without limitation, liability insurance in any amounts and on any terms acceptable to Landlord but not in excess to that which is commercially reasonable and standard in the community for a similar building. Tenant will pay to Landlord an amount equal to the premiums due on that insurance within fifteen (15) days after delivery to Tenant by Landlord of an invoice for any premiums. Landlord may, at Landlord’s option, elect to collect the premiums from Tenant in advance, on a monthly or quarterly basis, based on Landlord’s reasonable estimate of the premiums. If the amount of monthly or quarterly payments for estimated premiums received by Landlord from Tenant are more or less than the actual premiums due, an appropriate adjustment will be made by Landlord and Tenant.

(c) General Insurance Provisions.

(i) Insurance Companies. Insurance required to be maintained by Tenant will be written by companies licensed to do business in the state in which the Premises are located and having a “General Policyholders Rating” of at least A, or a higher rating if required by a lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide.”

(ii) Certificates of Insurance. Tenant will deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form acceptable to Landlord no later than seven (7) days prior to the date of possession of the Premises. Tenant will, at least ten (10) days prior to expiration of the policy, furnish Landlord with certificates of renewal or “binders.” Each certificate will expressly provide that the policies are not cancelable or otherwise subject to modification except after thirty (30) days’ prior written notice to the parties named as additional insureds in this Lease. However, in the case of cancellation for nonpayment of premium, the cancellation will not take effect until at least (10) days’ notice has been given to Landlord. If Tenant fails to maintain any insurance required in this Lease, Tenant will be liable for all losses and costs resulting from that failure; Landlord will have the right, but not the obligation, to obtain insurance on behalf of Tenant, and Tenant will immediately on demand pay Landlord the premiums on the insurance; and Landlord may declare a default under this Lease.

(iii) Additional Insureds. Landlord and any property management company of Landlord for the Premises must be named as additional insureds under all of the policies required by

Section 8(a). The policies required under Section 8(a)(ii) must provide for severability of interest.

(iv) Primary Coverage. All insurance to be maintained by Tenant must, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance of Landlord. Any umbrella liability policy or excess liability policy must provide primary insurance. The limits of insurance maintained by Tenant will not limit Tenant’s liability under this Lease.

(v) Waiver of Subrogation. Tenant waives any right to recover against Landlord for damages to Tenant’s Property covered by insurance. This fully waives, for the benefit of Landlord, any rights and claims that might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Tenant pursuant to this Lease must include, without limitation and that which is reasonably  available to Tenant, a waiver of subrogation endorsement attached to the certificate of insurance.

(d) Indemnification. Landlord will not be liable for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition, or order of government body or authority, or for any damage or inconvenience that may arise through repair or alteration of any part of the Premises or failure to make any repair. Tenant will indemnify and defend Landlord, by counsel acceptable to Landlord, against any liabilities, including reasonable attorney fees and court costs, arising out of or relating to the following:

(i) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant, Tenant’s invitees, or anyone about the Premises, or from any other cause, except to the extent caused by Landlord’s negligence or willful misconduct;

(ii) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises; and

(iii) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease. The provisions of this Section 8(d) will survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to the expiration or termination.

Section 9. Repairs and Maintenance

(a) Landlord’s Obligations. Subject to the terms of this Section, Landlord shall maintain the interior and exterior structural portions of the roof, foundation, and load-bearing portions of walls of the Building, excluding wall coverings, painting, glass, and doors. Landlord will not be required to make any repair resulting from:

(i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for, or because of Tenant or to special equipment or systems installed by, for, or because of Tenant;

(ii) the installation, use, or operation of Tenant’s property, fixtures, and equipment;

(iii) the moving of Tenant’s property in or out of the Building or in and about the Premises;

(iv) Tenant’s use or occupancy of the Premises in violation of Section 11 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease;

(v) the acts or omissions of Tenant and Tenant’s employees, agents, invitees, subtenant’s, licensees, or contractors;

(vi) fire and other casualty, except as provided by Section 13 of this Lease; or

(vii) condemnation, except as provided in Section 14 of this Lease.

Landlord shall have no obligation to make repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for repairs. Tenant waives any right to repair at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders, or regulations now or later in effect.

(b) Tenant’s Obligations. Except for the portions of the Premises expressly required to be maintained by Landlord under Section 9(a), Tenant, at Tenant’s expense, will maintain the Premises in good order including, without limitation, subfloors and floor coverings, walls and wall coverings, mechanical, electrical, and plumbing systems, doors, windows, parking lots, and truck aprons, gutters, and downspouts, landscaping, and any signage. Tenant will enter into preventive maintenance and service contracts with maintenance contractors for regularly scheduled maintenance that are reasonably acceptable to Landlord for servicing all mechanical systems, including but not limited to elevator, fire sprinklers, fire extinguishers, backflow, hot water, heating, and air-conditioning systems and equipment in the Premises, and Tenant further agrees to provide Landlord with annual reports of such maintenance.  Tenant agrees to enter into a maintenance contract with a reputable landscape contractor for the provision of ground maintenance and landscaping, on no less than a weekly basis, and for parking lot maintenance and light maintenance on no less than a bi-weekly basis, and as needed, for the entire term of the Lease, and acknowledges that a failure to fulfill its obligations under this Section shall constitute a default under the Lease.  Tenant further agrees that Landlord may seal coat the parking lot for the entire Center in which the Premises are located on a scheduled basis, for which Tenant shall pay its pro rata share.  If Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, Landlord may perform the maintenance, repairs, refurnishing, or repairing at Tenant’s expense.

Section 10. Alterations

(a) Trade Fixtures and Alterations. Tenant will not make or allow any additions, alterations, installations, or improvements in or to the Premises (collectively, “Alterations”) without the prior written consent of Landlord, which will not be unreasonably withheld. Unless Landlord has waived this requirement in writing, together with Tenant’s request for approval of any Alteration, Tenant must also submit details about design concept, plans and specifications, names of proposed contractors, and financial and other pertinent information about any contractors (including, without limitation, the labor organization affiliation or lack of affiliation of any contractors), certificates of insurance to be maintained by Tenant’s contractors, hours of construction, proposed construction methods, details about the quality of the proposed work and, if reasonably required by Landlord, evidence of security (such as payment and performance bonds) to assure timely completion of the work by the contractor and payment by the contractor of all costs of the work. For any Alteration that is visible from outside the Building, the proposed

Alteration must, in the opinion of Landlord, also be architecturally and aesthetically harmonious with the remainder of the Premises. If a Notice of Completion is required for the work, Tenant must file it and provide Landlord with a copy. Tenant must provide Landlord with a set of “as-built” drawings for any work.

(b) Complex Alterations. If the nature, volume, or complexity of any proposed Alteration causes Landlord to consult with an independent architect, engineer, or other consultant, Tenant will reimburse Landlord for the reasonable fees and expenses incurred by the Landlord. Before incurring consultant costs, Landlord will deliver to Tenant an estimate for those costs.  If any Alteration will affect the basic mechanical, electrical, or plumbing systems of the Building, Landlord may require that the work be designed by consultants designated by Landlord.

(c) Standard of Work. All work to be performed by or for Tenant pursuant to the Lease will be performed diligently, in a first-class manner, and in compliance with all applicable laws, ordinances, regulations, and rules of any public authority having jurisdiction over the Premises and Tenant and Landlord’s insurance carriers. Landlord will have the right, but not the obligation, to periodically inspect the work on the Premises and may require changes in the method or quality of the work.

(d) Damage and Removal. Tenant assumes the risk of damage to any of Tenant’s Alterations. Tenant will repair all damage to the Premises caused by the installation or removal of these items. All Tenant Alterations constructed on the Premises by Tenant as permitted by this Lease shall be owned by Tenant until expiration of the term or sooner termination of this Lease. Tenant shall not, however, remove any improvements from the Premises nor waste, destroy, or modify any improvements on the Premises, except as permitted by this Lease.  The parties covenant for themselves and all persons claiming under them that the improvements are real property.  The foregoing language shall not be deemed to apply to any of Tenant’s trade fixtures, which may be removed by Tenant at the expiration of the Lease, provided that such removal shall not cause any damage to the structures on the Premises, which structures shall be surrendered to Landlord pursuant to Section 42, below.

          All improvements on the Premises at the expiration of the term or sooner termination of this Lease shall, without compensation to Tenant, then become Landlord’s property free and clear of all claims to or against them by Tenant or any third person, and Tenant shall defend and indemnify Landlord against all liability and loss arising from such claims or from Landlord’s exercise of the rights conferred by this section.

(e) Liens. Tenant will promptly pay and discharge all claims for labor performed, supplies furnished, and services rendered at the request of Tenant and will keep the Premises free from all mechanics’ and materialmen’s liens. Tenant will provide at least ten (10) days’ prior written notice to Landlord before any labor is performed, supplies are furnished, or services are rendered at the Premises, and Landlord will have the right to post notices of nonresponsibility on the Premises. If any lien is filed, Landlord may take any necessary action to remove the lien, and Tenant will pay Landlord any amounts expended by Landlord, together with interest at the Applicable Interest Rate from the date of expenditure.

Section 11. Use

The Premises will be used only for the Permitted Use and for no other uses. The use will be otherwise consistent with any applicable governmental laws, ordinances, statutes, orders, and regulations and any declaration of covenants, conditions, and restrictions (“CC&Rs”) or any supplement to these that has been or will be recorded in any official or public records concerning the Premises or any portion of it, including, but not limited to, all provisions of the Americans with Disabilities Act [42 U.S.C.A §§12101 et seq.]; except to the extent that the use results from (a) any work to be done by Landlord pursuant to this Lease, and (b) any work necessitated by defects in the construction of the Building. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, regardless of whether the Landlord is a party, that Tenant has violated any legal requirement in the condition, use, or occupancy of the Premises, will be conclusive of that fact as between Landlord and Tenant. Tenant will not commit waste, overload the floors or structure of the Premises, subject the Premises to any use that would cause damage or raise or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise, or vibrations to emanate from the Premises, take any action that would constitute a nuisance or would disturb, obstruct, or endanger any other person, take any action that would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Landlord will not be liable to Tenant nor will this Lease be affected if any parking is impaired by moratorium, initiative, referendum, or regulation. Tenant will promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or later constituted.

Section 12. Environmental Provisions.

(a) Environmental Compliance. Tenant shall, at its sole cost and expense, comply with all federal, state and local laws and regulations relating to the storage, use, handling and disposal of hazardous, toxic or radioactive matter (collectively, “Hazardous Materials”).  Tenant represents and warrants that, except for materials falling within the definition of Hazardous Materials which are normally used and properly disposed of in the ordinary course of Tenant’s business, neither Tenant, nor its agents, servants, employees, contractors, nor anyone else acting on Tenant’s behalf will store, dispose of, produce, use, transport or manufacture any Hazardous Materials on the Premises.  Tenant shall notify Landlord and provide to Landlord a copy or copies of any environmental entitlements or inquiries related to the Premises.

(b) Remediation. The clean-up and disposal of any Hazardous Materials located or released onto or about the Premises by Tenant or its agents, contractors or employees shall be performed by Tenant at Tenant’s sole cost and expense and shall be performed in accordance with all applicable laws, rules, regulations and ordinances, pursuant to a site assessment and removal/remediation plan prepared by a licensed and qualified geotechnical engineer and submitted to and approved in writing by Landlord prior to the commencement of any work.  The foregoing notwithstanding, Landlord in Landlord’s sole and absolute discretion may elect, by written notice to Tenant, to perform the clean-up and disposal of such Hazardous Materials from the Premises.  In such event, Tenant shall pay to Landlord the actual cost of same upon receipt from Landlord of Landlord’s written invoice therefore.

(c) Landlord’s Right of Entry. Notwithstanding any other term or provision of this Lease, but subject to the provisions of Section 45, “Regulator Requirements”, Tenant shall permit Landlord or Landlord’s agents or employees to enter the Premises at any time, upon reasonable notice, to inspect, monitor and/or take emergency or long-term remedial action with respect to Hazardous Materials on or affecting the Premises or to discharge Tenant’s obligations hereunder with respect to such Hazardous Materials when Tenant has failed, after demand by Landlord, to do so.  All costs and expenses incurred by Landlord in connection with performing Tenant’s obligations hereunder shall be reimbursed by Tenant to Landlord within ten (10) days of Tenant’s receipt of written request therefore

(d) Expiration and Termination Procedures. Upon expiration or termination of this Lease and upon the request of Landlord, Tenant will perform all of the following activities at Tenant’s sole expense:

(i) all remedial or other work identified in the environmental assessment in accordance with Section 12(b) and all applicable environmental laws; and

(ii) all corrective, remedial, repair, or other work necessary to correct any alleged violations, deficiencies, or hazards noted by any environmental governmental agency; and

(e) Tenant’s Indemnification of Landlord. Tenant will indemnify, protect, defend, and hold harmless Landlord and Landlord’s partners, directors, officers, employees, shareholders, lenders, agents, contractors, and each of their respective successors and assigns (individually and collectively “Landlord Indemnitees”) from all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses, and expenses arising (directly or indirectly) as a result of or in connection with Tenant’s or Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, designees, or subtenant’s Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, designees, or subtenant’s (“Tenant’s Parties) breach of any prohibition or provision of Section 12, or the presence of any Hazardous Materials on or under the Premises during the Term or any Hazardous Materials that migrate from the Premises to other properties, as a result (directly or indirectly) of Tenant’s or Tenant’s Parties’ activities, or failure to act where Tenant had a duty to act, on or in connection with the Premises.

This obligation by Tenant to indemnify, protect, defend, and hold harmless Landlord Indemnities includes, without limitation, costs and expenses incurred for or in connection with any investigation, cleanup, remediation, monitoring, removal, restoration, or closure work required by the Agencies because of any Hazardous Materials present on, under, or about the Premises; the costs and expenses of restoring, replacing, or acquiring the equivalent of damaged natural resources if required under any environmental law; all foreseeable consequential damages; all reasonable damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; all reasonable sums paid in settlement of claims; reasonable attorney fees; litigation, arbitration, and administrative proceeding costs; and reasonable expert, consultant, and laboratory fees. Neither the written consent of Landlord to the presence of Hazardous Materials on or under the Premises, nor the strict compliance by Tenant with all environmental laws, will excuse Tenant from the indemnification obligation. This indemnity will survive the expiration or termination of this Lease.

(f) Landlord’s Indemnification of Tenant. Landlord will indemnify, protect, defend, and hold harmless Tenant and Tenant’s partners, directors, officers, employees, shareholders, lenders, agents, contractors, and each of their respective successors and assigns (individually and collectively “Tenant Indemnitees”) against all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses, and expenses arising as a result (directly or indirectly) of or in connection with any existing environmental condition, or the presence of any Hazardous Materials on the Premises during the Term or any Hazardous Materials that migrate from the Premises to other properties, as a result (directly or indirectly) of Landlord’s or Landlord’s Parties’ activities, or failure to act where Landlord had a duty to act, on or in connection with the Premises.

This obligation by Landlord to indemnify, protect, defend, and hold harmless Tenant Indemnitees includes, without limitation, costs and expenses incurred for or in connection with any investigation, cleanup, remediation, monitoring, removal, restoration, or closure work required by the Agencies because of any Hazardous Materials present on the premises; the costs and expenses of restoring, replacing, or acquiring the equivalent of damaged natural resources if required under any environmental law; all foreseeable consequential damages; all reasonable damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; all reasonable sums paid in settlement of claims; reasonable attorney fees; litigation, arbitration, and administrative proceeding costs; and reasonable expert, consultant, and laboratory fees. The strict compliance by Landlord with all environmental laws will not excuse Landlord from the indemnification obligation. This indemnity will survive the expiration or termination of this Lease.

Section 13. Damage and Destruction

(a) Casualty. If the Premises is damaged or destroyed by fire or other casualty, Tenant will give immediate written notice to Landlord. Within thirty (30) days after receipt, Landlord will notify Tenant whether repairs can reasonably be made (1) within ninety (90) days, (2) in more than ninety (90) days, but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of notice.

(i) Less Than 90 Days. If the Premises is damaged only to the extent that rebuilding or repairs can be reasonably completed within ninety (90) days, this Lease will not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord will repair the Premises. However, Landlord will not be required to rebuild, repair, or replace any Alterations that may have been placed on the Premises for Tenant. The Rent will be abated proportionately from the date Tenant vacates the Premises only to the extent the Premises are unfit for occupancy.

(ii) Greater Than 90 Days. If the Premises is damaged only to the extent that rebuilding or repairs can be reasonably completed in more than ninety (90) days, but in less than one hundred eighty (180) days, Landlord will have the option of (1) terminating the Lease effective upon the occurrence of the damage, in which event the Rent will be abated from the date Tenant vacates the Premises; or (2) electing to repair the Premises, provided insurance proceeds are available to fully repair the damage. However, Landlord will not be required to rebuild, repair, or replace any part of the Alterations that may have been placed on the Premises for the Tenant. The Rent will be abated proportionately from the date Tenant vacates the Premises only to the extent the Premises are unfit for occupancy. If Landlord fails to complete repairs within one hundred eighty (180) days after the date on which Landlord is notified by Tenant (that period to be extended for delays caused by Tenant or because of any items of Force Majeure, as defined in attached Exhibit B), Tenant may, within ten (10) days after the expiration of the one hundred eighty (180) day period, terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy. All rights under this Lease will cease and terminate thirty (30) days after Landlord’s receipt of notice.

(iii) Greater Than 180 Days. If the Premise is so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days, either Landlord or Tenant may terminate by giving written notice within ten (10) days after notice from Landlord regarding the time period of repair. This Lease and the Rent will be abated from the date Tenant vacates the Premises. If neither party elects to terminate this Lease, Landlord will promptly commence and diligently prosecute to completion the repairs to the Premises, provided insurance proceeds are available to fully repair the damage. However, Landlord will not be required to rebuild, repair, or replace any Alterations that may have been placed on the Premises for the

Tenant. During the time when Landlord is prosecuting repairs to completion, the Rent will be abated proportionately from the date Tenant vacates the Premises only to the extent and only during the period that the Premises are unfit for occupancy.

(b) Tenant’s Fault. If any portion of the Premises is damaged resulting from the fault or breach of this Lease by Tenant or Tenant’s Parties, the Rent will be diminished during the repair of the damage only to the extent the Premises are unfit for occupancy and Tenant will be liable to Landlord for the cost of the repair to the extent the cost is not covered by insurance proceeds.

(c) Uninsured Casualty. Tenant is responsible for and will pay to Landlord any deductible amount under the property insurance for the Premises. If any portion of the Premises is damaged and is not fully covered by insurance proceeds received by Landlord for any reason (and Tenant elects not to pay any difference) or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to the indebtedness, Landlord will have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant. All rights and obligations will then cease and terminate under this Lease.

(d) Waiver. With respect to any damage or destruction that Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or later accorded by law.

Section 14. Eminent Domain

(a) Definitions. The following definitions apply in construing provisions of this Lease relating to a taking of or damage to all or any part of the Premises or improvements or any interest in them by eminent domain or inverse condemnation:

          (i)            Taking means the taking or damaging, including severance damage, by eminent domain or by inverse condemnation for any public or quasi-public use under any statute. The transfer of title may be either a transfer resulting from the recording of a final order in condemnation or a voluntary transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The taking shall be considered to take place as of the later of (i) the date actual physical possession is taken by the condemnor or (ii) the date on which the right to compensation and damages accrues under the law applicable to the Premises.

          (ii)           Total taking means the taking of the fee title to all the Premises and the improvements on the Premises, which shall be considered to include any off-site improvements effected by Tenant to serve the Premises or the improvements on the Premises.

          (iii)          Substantial taking means the taking of the fee interest in so much of the Premises or improvements or both that thirty percent (30%) in area of the Premises shall be taken or damaged or twenty-five percent (25%) of the floor area contained within the improvements constructed on the Premises shall be taken or damaged, and the conduct of Tenant’s business on the Premises would be substantially prevented or impaired as the result of such taking.

          (iv)          Partial taking means any taking of the fee title that is not either a total or a substantial taking.

(b) Notice to Other Party. The party receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents, and date of the notice received:

          (i)            Notice of intended taking;

          (ii)           Service of any legal process relating to condemnation of the Premises or improvements;

          (iii)          Notice in connection with any proceedings or negotiations with respect to such a condemnation; or

          (iv)          Notice of intent or willingness to make or negotiate a private purchase, sale or transfer in lieu of condemnation.

(c) Effect on Rent and Term: Total Taking or Substantial Taking.

          (i)            On a total taking, Tenant’s obligation to pay rent shall terminate on, and Tenant’s interest in the leasehold shall continue until, the date of taking.

          (ii)           If the taking is substantial under the definition appearing above, Tenant may, by notice to Landlord given within ten (10) days after Tenant receives notice of the intended taking, elect to treat the taking as a substantial taking. If Tenant does not so notify Landlord, the taking shall be deemed a partial taking. If Tenant gives such notice and Landlord gives Tenant notice disputing Tenant’s contention within five (5) days following receipt of Tenant’s notice, the dispute shall be promptly determined by arbitration. If Landlord gives no such notice, the taking shall be treated as a total taking if (l) Tenant delivers possession to Landlord within thirty (30) days after determination that the taking was a substantial taking, and (2) Tenant is not in default under the lease and has complied with all lease provisions concerning apportionment of the award. If these conditions are not met, the taking shall be treated as a partial taking.

          (iii) Tenant may continue to occupy the Premises and improvements until the condemnor takes physical possession. However, at any time following notice of intended total taking, or within the time limit specified for delivering possession in the provision for substantial taking, Tenant may elect to deliver possession of the Premises to Landlord before the actual taking. The election shall be made by notice declaring the election and covenanting to pay all rents required under this lease to the date of taking. Tenant’s right to apportionment of or compensation from the award shall then accrue as of the date that Tenant goes out of possession.

(d) Apportionment; Distribution of Award for Total Taking. On a total taking, all sums, including damages and interest, awarded for the fee or the leasehold or both shall be deposited promptly with an escrow agent acceptable to both parties (acceptance not to be unreasonably withheld) and shall be distributed and disbursed in the following order of priority:

          First, to Landlord and Tenant, as herein provided, reimbursement of all costs and expenses of collection of the award, including fees and expenses incurred in the condemnation proceeding.

          Second, the remainder shall be divided between Landlord and Tenant in the ratio, as nearly as practicable, which (i) the then value of Landlord’s interest in the Premises including its interest under this Lease as determined by appraisal as provided below bears to (ii) the then value of Tenant’s interest in the Tenant’s Alterations constructed on the Premises and under this Lease for the remainder of the Lease term determined by appraisal as provided below.  If appraisal becomes necessary under this section, the parties shall promptly agree upon a competent appraiser, and neither party shall unreasonably refuse to reach an agreement. If the parties are unable to agree on an appraiser, then, upon written notice to the other party, either party may apply for such appointment to the Superior Court of the State of California, or to any other court having jurisdiction and exercising functions similar to those now exercised by the Superior Court of the State of California.

(e)     Partial Taking. On a partial taking, this Lease shall remain in full force and effect, covering the remaining property, except that the net rent shall be reduced in the same ratio as the dollar amount of the award, excluding interest and severance damages, bears to the total fair market value of the Premises before the taking, as determined by the most recent appraisal made for the property. Both parties waive their rights to petition for termination of the lease under section 1265.130 of the California Code of Civil Procedure.

          (i) Promptly after a partial taking, at Tenant’s expense and in the manner specified in provisions of this Lease relating to maintenance, repairs, and alterations, Tenant shall repair, alter, modify, or reconstruct the improvements (hereafter referred to as restoring) so as to make them reasonably suitable for Tenant’s continued occupancy for the uses and purposes for which the Premises are leased.

          (ii) If the reasonably estimated cost of the work represents more than twenty-five percent (25%) of the then fair market value of the leasehold improvements before the taking, Tenant may, in the manner provided for a substantial taking, elect to treat the taking as substantial.

          (iii) On a partial taking, all sums, including damages and interest, awarded for the fee title or the leasehold or both, shall be deposited promptly with an escrow agent acceptable to both parties (acceptance not to be unreasonably withheld) and shall be distributed and disbursed in the following order to priority:

                          First, to Landlord and Tenant, as herein provided, reimbursement of all costs and expenses of collection of the award, including fees and expenses incurred in the condemnation proceeding.

                          Second, to Tenant, reimbursement of the costs and expenses of restoration of the improvements, as such costs and expenses are reasonably incurred by Tenant, plus any amount awarded for detriment to business.

                          Third, the remainder shall be divided between Landlord and Tenant in the ratio, as nearly as practicable, which (i) the then value of Landlord’s interest in the Premises including its interest under this Lease as determined by appraisal as provided below bears to (ii) the then value of Tenant’s interest in the improvements constructed on the Premises and under this Lease for the remainder of the Lease term determined by appraisal as provided below.

(f) Limited Taking. On the taking, other than a temporary taking, of less than a fee title interest in the Premises or improvements or both, the question whether the taking is total, substantial, or partial, and the effects on term, rent, and apportionment of award shall be determined by arbitration.

          On any taking of the temporary use of all or any part of parts of the Premises or improvements or both for a period, or of any estate less than a fee, ending on or before the expiration date of the term, neither the term nor the rent shall be reduced or affected in any way, and Tenant shall be entitled to any award for the use or estate taken. If a result of the taking is to necessitate expenditures for changes, repairs, alterations, modification, or reconstruction of the improvements to make them economically viable and a practical whole, Tenant shall receive, hold, and disburse the award in trust for such work. At the completion of the work and the discharge of the Premises and improvements from all liens and claims, Tenant shall be entitled to any surplus and shall be liable for any deficit.

          If any such taking is for a period extending beyond the expiration date of the term, the taking shall be treated under the foregoing provisions for total, substantial, and partial takings.

Section 15. Default

(a) Events of Default. The occurrence of any of the following events will, at Landlord’s option, constitute an event of default (“Event of Default”):

(i) failure to pay Rent on the date when due, the failure continuing for a period of five (5) days after payment is due;

(ii) vacation or abandonment of the Premises for a period of thirty (30) consecutive days;

(iii) failure to perform Tenant’s covenants under this Lease (except default in the payment of Rent); provided that if this default is susceptible of cure and Tenant has promptly commenced the cure of this default and is diligently prosecuting the cure to completion, then the default must remain uncured for thirty (30) days after written notice from Landlord;

(iv) the making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency, or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the petition within sixty (60) days of the filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold, Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, the cessation or suspension of Tenant’s use of the Premises, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets or this leasehold; or

(v) the making of any material misrepresentation or omission by Tenant in any materials delivered by or on behalf of Tenant to Landlord pursuant to this Lease.

(b) Remedies.

(i) Termination. In the event of the occurrence of any Event of Default, Landlord will have the right to give a written termination notice to Tenant and, on the date specified in that notice, this Lease will terminate unless on or before that date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord have been paid by Tenant and all other Events of Default at the time existing have been fully cured to the satisfaction of Landlord.

(A) Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (1) peaceably re-enter the Premises on voluntary surrender by Tenant; (2) remove Tenant and any other persons occupying the Premises, using any legal proceedings that may be available; (3) repossess the Premises or relet the Premises or any part of them for any term (which may be for a term extending beyond the Term), at any rental and on any other terms and conditions that Landlord in Landlord’s sole discretion may determine, with the right to make reasonable alterations and repairs to the Premises; and (4) remove all personal property.

(B) Unpaid Rent. Landlord will have all the rights and remedies of a landlord provided by applicable law, including the right to recover from Tenant (1) the worth, at the time of award of the unpaid Rent that had been earned at the time of termination; (2) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; (3) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (4) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default. The phrase “worth, at the time of award,” as used in clauses (1) and (2) above, will be computed at the greater of ten percent (10%) per annum or five percent (5%) per annum plus the federal discount rate on advances to member banks in effect at the Federal Reserve Bank of San Francisco on the 25th day of the month preceding the date of the Lease, and as used in clause (3) above, will be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii) Continuation. Even though an Event of Default may have occurred, this Lease will continue in effect for so long as Landlord does not terminate Tenant’s right to possession. Also, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet them, or any portion of them, to third parties for Tenant’s account. Tenant will be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises, and similar costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant will continue to pay the Rent on the date that it is due. No act by Landlord under this Lease, including acts of maintenance, preservation, or efforts to lease the Premises or the appointment of a receiver on application of Landlord to protect Landlord’s interest under this Lease, will terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that landlord elects to relet the Premises, the rent that Landlord receives from reletting will be applied to pay the following in the order listed:

(A) any indebtedness from Tenant to Landlord other than Base Rent, Real Property Taxes, and other amounts owing to Landlord under this Lease;

(B) all costs, including maintenance, incurred by Landlord in reletting; and

(C) Base Rent, Real Property Taxes, and other amounts owing to Landlord under this Lease.  After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event will Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant will pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, that Landlord incurred in reletting that remain after applying the rent received from reletting. So long as this Lease is not terminated, Landlord will have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent all of Landlord’s reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of the expenditure.

(c) Cumulative. Each right and remedy of Landlord provided for in this Lease or now or later existing at law, in equity, by statute, or otherwise, will be cumulative and will not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or later existing at law or in equity, by statute, or otherwise. No payment by Tenant of a lesser amount than the Rent, or any endorsement on any check or letter accompanying any check or payment as Rent, will be deemed an accord and satisfaction of full payment of Rent. However, Landlord may accept this payment without prejudice to Landlord’s right to recover the balance of Rent or to pursue other remedies.

Section 16. Assignment and Subletting

          Tenant will not assign or sublet, whether voluntarily or involuntarily or by operation of law, the Premises or any part of the Premises without Landlord’s prior written approval, which will not be unreasonably withheld. The merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant constitutes an assignment under this Lease. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant must give Landlord written notice sixty (60) days prior to the anticipated effective date of the assignment or sublease. Landlord will then have a period of forty-five (45) days following receipt of notice and all related documents and agreements associated with the assignment or sublease, including, without limitation, the financial statements of any proposed assignee or subtenant, to notify Tenant in writing that Landlord elects (a) to permit Tenant to assign this Lease or sublet space, subject however to Landlord’s prior written approval of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease received by Landlord or reasonably requested by Landlord; or (b) to disapprove the proposed assignment or subletting. If Landlord fails to notify Tenant in writing of the election, Landlord will be deemed to have elected option (b). This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions of this Lease will be void. If Tenant receives rent or other consideration for any transfer in excess of the Rent, or in case of the sublease of a portion of the Premises, in excess of the Rent that is fairly allocable to that portion, after appropriate adjustments to assure that all other required payments are appropriately taken into account, Tenant will pay Landlord fifty percent (50%) of the difference between each payment of rent or other consideration and the required Rent. Landlord may, without waiving any rights or remedies, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the Rent reserved here and apportion any excess rent collected in accordance with the terms of the preceding sentence. Tenant will continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to the Lease by assignees of Tenant without notifying Tenant or any successor of Tenant and without obtaining their consent. No permitted transfer will be effective until there has been delivered to Landlord a counterpart of the transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the space and for the performance of all the terms and provisions of this Lease arising on or after the date of the transfer. Tenant will not do any act that will in any way encumber the title of Landlord to the Premises or the Building.

Section 17. Estoppel

                Within ten (10) days after request by Landlord, Tenant will deliver an estoppel certificate duly execcuted (and acknowledged, if required by any lender) in the form of attached Exhibit D, to any proposed mortgagee, purchaser, or Landlord. Tenant’s failure to deliver this statement in that time period will be an Event of Default under this Lease and it will be conclusive on Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim, or deduction against Rent; and (c) no more than one period’s Base Rent has been paid in advance. Landlord reserves the right to substitute a different form of estoppel certificate requiring substantially the same information from Tenant on the request of any proposed mortgagee or purchaser. If any financier should require that this Lease be amended (other than in the description of the Premises, the Term, the Permitted Use, the Rent, or as will substantially, materially, and adversely affect the rights of Tenant), Landlord will give written notice of that to Tenant. The notice will be accompanied by a Lease supplement embodying the amendments. Tenant must, within ten (10) days after the receipt of Landlord’s notice, execute the tendered Lease supplement.

Section 18. Attornment

In the event of a foreclosure proceeding, the exercise of the power of sale under any mortgage or deed of trust or the termination of a ground lease, Tenant will, if requested, attorn to the purchaser and recognize that purchaser as Landlord under this Lease. However, Tenant’s obligation to attorn to the purchaser will be conditioned on Tenant’s receipt of a nondisturbance agreement.

Concurrent with the execution of this Lease, Landlord, Tenant and all mortgagee’s of record shall execute and record an Estoppel, Non-Disturbance, Attornment Agreement(s), in the form attached hereto as Exhibit “*F*.

Section 19. Subordination

This Lease is subject and subordinate to all ground leases and the lien of all mortgages and deeds of trust that now or later affect the Premises or Landlord’s interest, or on or against all ground leases, and to all subdivision maps of the Premises and all CC&Rs on the Premises that are now or may become of record, and all amendments, all without the necessity of Tenant’s executing further instruments to effect the subordination. If requested, Tenant will execute whatever documentation may be required to further effect the provision of this section.

Section 20. Entry

Landlord reserves the right to enter the Premises upon reasonable notice to Tenant (except in case of an emergency, in which case no notice would be required) to inspect the Premises or the performance by Tenant of the terms and conditions of this Lease, and, during the last nine (9) months of the Term, show the Premises to prospective tenant’s.

Section 21. Late Charges and Interest

The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs, processing and accounting expenses, and increased debt service. If Landlord has not received any installment of Rent within ten (10) days after that amount is due, Tenant must pay ten percent (10%) of the delinquent amount, which is agreed to represent a reasonable estimate of the cost incurred by Landlord. In addition, all delinquent amounts will bear interest from the date the amount was due until paid in full at a rate per annum (“Applicable Interest Rate”) equal to the greater of (a) five percent (5%) per annum plus the then federal discount rate on advances to member banks in effect at the Federal Reserve Bank of San

Francisco on the 25th day of the month preceding the date of this Lease or (b) ten percent (10%). However, in no event will the Applicable Interest Rate exceed the maximum interest rate permitted by law that may be charged under the circumstances. Landlord and Tenant recognize that the damage that Landlord will suffer in the event of Tenant’s failure to pay these amounts is difficult to ascertain and the late charge and interest are the best estimate of the damage that Landlord will suffer in the event of late payment. If a late charge becomes payable for any three (3) installments or Rent within any twelve (12)-month period, the Rent will automatically become due quarterly in advance.

Section 22. Security Deposit

There is no Security Deposit required from Tenant at the inception of this Lease.  However, in the event that Tenant is permitted to assign or sublet the Premises, Landlord shall be entitled to require a Security Deposit from the sublessee or assignee, in an amount equal to one and one-half (1½) times the then-current Base Rent for the Premises.  The Security Deposit will secure the full and faithful performance of each provision of this Lease to be performed by Tenant. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant fails to perform any of Tenant’s obligations under this Lease, Landlord may apply all or any portion of the Security Deposit toward fulfillment of Tenant’s unperformed obligations. If Landlord does apply the Security Deposit, Tenant must immediately pay Landlord sufficient cash to restore the Security Deposit to the full original amount. The Security Deposit will not bear interest.

Section 23. Entire Agreement

This Lease sets forth all the agreements between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, other than as set forth in this Lease.

Section 24. Time of Essence

Time is of the essence in this Lease.

Section 25. Attorney Fees

In any action that either party brings to enforce rights under this Lease, the unsuccessful party will pay all costs incurred by the prevailing party, including reasonable attorney fees, to be fixed by the court. Those costs and attorney fees will be considered a part of the judgment in that action.

Section 26. Severable

If any provision of this Lease or the application of any provision is held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the remaining provisions of this Lease and the application of it will remain in full force and will not be affected, impaired, or invalidated.

Section 27. Governing Law

This Lease will be construed and enforced in accordance with the laws of the state Of California.

Section 28. No Option

Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease, or a reservation of, or option for, the Premises. This document will become effective and binding only upon the execution and delivery of the document by Landlord and Tenant.

Section 29. Successors and Assigns

This Lease will be binding on and inure to the benefit of the successors and assigns of Landlord and, to the extent assignment is approved by Landlord, Tenant.

Section 30. No Third-Party Beneficiaries

Nothing in this Lease is intended to create any third-party benefit.

Section 31. Memorandum of Lease

Tenant may record a short form memorandum of this Lease in a form to be mutually agreed by the parties hereto.

Section 32. No Agency, Partnership, or Joint Venture

Nothing contained in this Lease will be deemed or construed by the parties, or by any third party, as creating the relationship of principal and agent, partnership, or joint venture by the parties. It is understood and agreed that no provision contained in this Lease or any acts of the parties will be deemed to create any relationship other than the relationship of landlord and tenant.

Section 33. No Merger

The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of the Lease or a termination by Landlord will not work a merger and will, at the option of Landlord, terminate all of any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any subtenancies.

Section 34. Signs

All signs and graphics of every kind visible from public view, corridors, or the exterior of the Premises will be subject to Landlord’s prior written approval and will be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program. Tenant must remove all signs and graphics prior to the termination of this Lease. Installations and removals must be made in a manner so as to avoid injury or defacement of the Premises. Tenant must repair any injury or defacement, including, without limitation, discoloration caused by installation or removal.

Section 35. No Waiver

No waiver of any default or breach under this Lease will be implied from any omission to take action on account of this Lease, regardless of any custom and practice or course of dealing. No waiver will affect any default other than the default specified in the waiver, and then the waiver will be operative only for the time and to the extent stated in the Lease. Waivers of any covenant will not be construed as a waiver of any subsequent breach of the same covenant. No waiver by either party of any provision under this Lease will be effective unless in writing and signed by that party.

Section 36. Financial Statements

Except for publicly traded entity Tenants, Tenant will provide to any lender, purchaser, or Landlord, within ten (10) days after request, a current, accurate, certified financial statement for Tenant and Tenant’s business prepared under generally accepted accounting principles consistently applied and any other certified financial information or tax returns as may be reasonably required by Landlord, purchaser, or any lender of either.

Section 37. Limitation of Liability

The obligations of Landlord under this Lease are not personal obligations of the individual partners, directors, officers, shareholders, agents, or employees of Landlord. Tenant may look solely to the Premises for satisfaction of any liability and may not look to other assets of Landlord or seek recourse against the assets of the individual partners, directors, officers, shareholders, agents, or employees of Landlord. Whenever Landlord transfers Landlord’s interest, Landlord will be automatically released from further performance under this Lease and from all further liabilities and expenses under this Lease and the transferee of Landlord’s interest will assume all liabilities and obligations of Landlord under this Lease from the date of the transfer.

Section 38. Notices

        Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first class mail.  Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth below. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this section.

Landlord:	Walter Bros. Construction Co., Inc.
P.O. Box 809
San Luis Obispo, CA 93406

with a copy to:	Diehl & Rodewald
1043 Pacific Street
San Luis Obispo, CA 93401
Telephone: (805) 541-1000
FAX/541-6870
E-Mail: rar@diehlrodewald.com

Tenant:	Mission Community Bank
581 Higuera Street
San Luis Obispo, CA 93401

with a copy to:	Matthew S. Kennedy, Esq.
MATTHEW S. KENNEDY, APLC
P.O. Box 1031
San Luis Obispo, California 93406-1031
(805) 544-5002
FAX/544-5003
E-Mail: msk@KennedyLawRealty.com

Section 39. Brokerage Commission

Tenant warrants to Landlord that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, and that no broker or finder can properly claim a right to a commission or a finder’s fee based on contacts between the claimant and Tenant. Tenant and Landlord, respectively, will each indemnify, defend by counsel acceptable to the other, protect, and hold each other harmless from any loss, cost, or expense, including, but not limited to, attorney fees and cost, resulting from any claim for a fee or commission by any broker or finder in connection with the Premises and this Lease.

Section 40. Authorization

Tenant will furnish to Landlord, within ten (10) days after written request, evidence satisfactory to Landlord that the person who executed this Lease on behalf of Tenant was duly authorized to do so. Each individual executing this Lease on behalf of Tenant represents and warrants that she or he is duly authorized to execute and deliver this Lease on behalf of Tenant and that the execution is binding upon Tenant.

Section 41. Holding Over

If Tenant holds over the Premises or any part of the Premises after expiration of the Term, the holding over will constitute a month-to-month tenancy, at a rent equal to the Base Rent in effect immediately prior to the holding over plus twenty-five percent (25%) of the Rent. This section will not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination would not constitute a renewal of this Lease.

Section 42. Surrender

Upon the termination of this Lease or Tenant’s right to possession of the Premises, Tenant will surrender the Premises, together with all keys, in good condition and repair, reasonable wear and tear excepted. Conditions existing because of Tenant’s failure to perform maintenance, repairs, or replacements will not be deemed “reasonable wear and tear.”

Section 43. Joint and Several

If Tenant consists of more than one person, the obligation of all those persons will be joint and several.

Section 44. Covenants and Conditions

Each provision to be performed by Tenant under this Lease will be deemed to be both a covenant and a condition.

Section 45. Regulator Requirements

a.                           Notwithstanding any other provision of this Lease, Landlord shall not have the right to take possession of any of Tenant’s business records or personal property located on the Premises, of any customer of Tenant, or of any other third party. Furthermore, any rights and remedies of Landlord under this Lease are subject to the power of the State of California Department of Financial Institutions (“DFI”), the Federal Deposit Insurance Corporation (“F.D.I.C.”), and other bank regulatory agencies, to enter upon and/or assume control of the Premises and of any personal property therein as permitted under applicable laws.

b.                          Also, notwithstanding any other provisions contained in this Lease, in the event (a) Tenant or its successors or assigns shall become insolvent or bankrupt, or, if their interests under this Lease shall be levied upon or sold under execution or other legal process; or, (b) the depository institution then operating on the Premises is closed or is taken over by any depository institution supervisory authority (“Authority”), Landlord may, but shall not be required to, in either such event, terminate this Lease only with the concurrence of any receiver or liquidator, to the extent required by applicable law.

Section 46. Exhibits

The attached Exhibits, identified with this Lease and initialed by the parties, are incorporated by this reference.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

LANDLORD:	TENANT:

WALTER BROS.	MISSION COMMUNITY BANK,
CONSTRUCTION CO., INC., a	a California corporation
California corporation

By:	By:
Donald C. Walter	Anita M. Robinson
President	President and CEO

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

Parcel 1 of Parcel Map SL-05-0428 in the City of San Luis Obispo, County of San Luis Obispo, State of California, according to Map recorded March 26, 2007, in Book 68, Pages 66-68 of Parcel Maps.

EXHIBIT B

WORK LETTER

THIS WORK LETTER (“Work Letter”) constitutes part of the Office Lease—Build-to-Suit Lease (“Lease”) dated as of [date], between Mission Community Bank, a California corporation, (“Tenant”), and Walter Bros. Construction Co., Inc., (“Landlord”),. The terms of this Work Letter are incorporated in the Lease for all purposes.

Section 1. Defined Terms

As used in this Work Letter, the following capitalized terms have the following meanings:

General Contractor:  Walter Bros. Construction Co., Inc. or such other general contractor which may be designated by Landlord.

Improvements: The Building, parking areas, landscaping, and other improvements, more particularly shown on the conceptual plans (as modified) prepared by RRM Design Group, and approved by Tenant,  that Landlord is to construct on the Real Property pursuant to the Lease and this Work Letter.  The Landlord shall deliver the Building in a shell condition, but with off-site improvements, HVAC, sprinkler systems, elevator and inside drywall completed.

Landlord’s Representative: Donald C. Walter

Punch List Work: Minor details of construction or decoration or mechanical adjustments that do not materially interfere with Landlord’s delivery of the Premises in its agreed upon shell condition.

Ready for Delivery:  When Landlord’s architect has furnished Landlord with a certificate that the work to be done by Landlord has been substantially completed except for Punch List Work.

Tenant Delay: Any of the following:

(a) any delay resulting from Tenant’s failure to approve any matters requiring approval in a timely manner;

(b) any delay resulting from Change Orders, including any delay resulting from the need to revise any drawings as a result of any Change Order; or

(c) any delay of any other kind or nature in the completion of the Improvements caused by Tenant (or Tenant’s agents or employees) or resulting from the performance of Tenant’s Work by anyone other than Landlord or Landlord’s General Contractor.

Tenant’s Representative: Anita M. Robinson.

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Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy and stormy weather, inability to obtain supplies, materials, fuels, or permits, delays of contractors or subcontractors, or other causes or contingencies beyond the reasonable control of Landlord.

Work Schedule: Parties agree that upon execution of this Lease, Landlord shall authorize the completion of working drawings for the construction of the Improvements, and shall diligently apply for and obtain necessary permits and approvals and construct and complete the Improvements, as defined herein, utilizing its best efforts to deliver the Improvements to Tenant by                , 20   , as may be extended by any Tenant delay.  Landlord shall consult with Tenant from time to time concerning the scheduling and progress of each portion of Landlord’s Work, so as to keep Tenant informed of the progress and estimated completion date for any such portion of Landlord’s Work.  Tenant’s Representative shall have the right at all reasonable times to enter upon the Premises for the purpose of inspecting the Improvements to verify conformity to the Working Plans.

Capitalized terms not otherwise defined in this Work Letter will have the definitions set forth in the Lease.

Section 2. Representatives

Tenant has designated the Tenant’s Representative as the sole representative with respect to the matters set forth in this Work Letter with full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Landlord has designated the Landlord’s Representative as the sole representative with respect to the matters set forth in this Work Letter with full authority and responsibility to act on behalf of Landlord as required in this Work Letter. Either party may change the representative under this Work Letter at any time by giving ten (10) days written notice to the other party.

Section 3. Procedure and Costs

Landlord and Tenant will comply with the procedure outlined in this Section in preparing, delivering, and approving matters relating to the Improvements to be constructed by Landlord.

(a) Working Drawings. Attached to this Work Letter as Schedule 1 are conceptual plans and specifications (collectively, “Conceptual Plans”) for the construction of the Improvements. These Conceptual Plans have previously been approved by Landlord and Tenant. Landlord will cause to be prepared and delivered to Tenant final plans and specifications and working drawings for the construction of the Improvements that will include structural, sprinkler systems, elevator, mechanical and electrical working drawings, and final architectural drawings for the Improvements and the tenant improvements which are the responsibility of Tenant under Section 6, below (collectively, “Final Working Drawings”). The Final Working Drawings will substantially conform to the Conceptual Plans, and Landlord shall deliver to Tenant along with the Final Working Drawings an estimated cost breakdown (“Cost Estimates”) outlining the anticipated costs of the Improvements (“Landlord’s Work”), and the tenant improvement work for which Tenant is responsible as set forth in Section 6, below (“Tenant’s Work”).  Landlord

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shall also deliver an estimated work schedule (“Work Schedule”) for the completion of both the Improvements and such portions of Tenant’s work as may be completed by Landlord or Landlord’s general contractor.  No later than ten (10) days after receipt thereof, Tenant must either approve the Final Working Drawings, Cost Estimates and Work Schedule, or set forth in writing with particularity any changes necessary to bring the Final Working Drawings into substantial conformity with the Conceptual Plans or to modify the Cost Estimates for Tenant’s Work or the Work Schedule. However, Tenant will not unreasonably withhold approval, or object to any logical development or refinement of the Conceptual Plans or any changes necessitated by applicable law. Failure of Tenant to deliver to Landlord written notice of disapproval and the required changes on or before the ten (10)-day timeline will constitute and be deemed approval of the Final Working Drawings, Cost Estimate and Work Schedule. Upon approval, actual or deemed, of the Final Working Drawings by Landlord and Tenant, the Final Working Drawings will be referred to as the “Approved Working Drawings.”

(b) General Contractor. Landlord intends to execute a construction contract with General Contractor relating to construction of the Improvements.

(c) Construction of Improvements. Promptly following finalization and approval of the Approved Working Drawings, Landlord will apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of the Improvements. Landlord will construct and complete the Improvements substantially in accordance with the Approved Working Drawings.

(d) Changes. If Tenant desires any changes, alterations, or additions to the Approved Working Drawings, Tenant must submit a detailed written request to Landlord (“Change Order”). If construction of the portion of the Improvements Tenant seeks to change has not commenced and if the requested changes are reasonable and practical and generally consistent with the Approved Working Drawings, Landlord will seek to comply with the Change Order. However, Tenant is obligated to reimburse Landlord for all increases, costs incurred by Landlord as a result of changes in accordance with the procedure set forth below, and additional expenses incurred by Landlord as a result of Tenant Delays, including, without limitation, loss of rents, architecture fees, increases in construction costs, and other proper charges caused by delay. Under no circumstance will Landlord be required to undertake any change, alteration, or addition to the Approved Working Drawings prior to the execution of a Change Order by Tenant’s Representative. If any additional plans, drawings of specifications, or modifications of those items are required as a result of a Change Order, they will be prepared and approved in the manner set forth in Section 3(a).

Section 4. Payment

All amounts payable by Tenant to Landlord pursuant to this Work Letter will be paid by Tenant within ten (10) calendar days after the rendering to Tenant of a bill by Landlord. Tenant’s failure to pay in the ten (10) day time period will constitute an Event of Default under the Lease, and all amounts will then bear interest from the date due until paid at the Applicable Interest Rate.

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Section 5. Ready for Delivery

When the Improvements are Ready for Delivery, Landlord will prepare and deliver in duplicate to Tenant a certificate in the form of attached Exhibit E (“Completion Certificate”) certifying that the Improvements are substantially complete in accordance with the Approved Working Drawings and the date of that completion. The Completion Certificate must be certified by Landlord’s architect. Upon receipt by Tenant of the Completion Certificate, the Improvements will be deemed delivered to Tenant for all purposes of the Lease, including, without limitation, commencement of Rent and other obligations. However, if Landlord is delayed in substantially completing any of the work for which Landlord is responsible as a result of any Tenant Delay, the Term and Tenant’s obligation to pay Rent will be accelerated by the number of days of the Tenant Delays, and Tenant must reimburse Landlord for any additional costs and expenses incurred by Landlord as a result of the Tenant Delays. Landlord will diligently complete any Punch List Work. In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord’s architect will be conclusive. Substantial completion will have occurred notwithstanding Tenant’s submission of a punch list to Landlord, which Tenant must submit, within thirty (30) days after the Commencement Date.

Section 6. Tenant’s Work

Upon (or before) receipt of the Completion Certificate, Tenant will diligently proceed to construct and install in the Improvements the materials and improvements that are more particularly described on the Approved Working Drawings as being the responsibility of Tenant (the work to be completed by Tenant is referred to as “Tenant’s Work”), substantially in accordance with the Approved Working Drawings. Tenant will utilize Landlord’s Contractor to perform the Tenant’s Work, up to the extent of the Work Allowance set forth in Section 6(c), below.  If the Tenant’s Work exceeds the allowance, Tenant shall either continue to utilize Landlord or Landlord’s Contractor to  provide the Tenant’s Work, or to hire its own general contractor, but Landlord shall have the right to approve the general contractor.  All of Tenant’s Work will be performed and in all respects be subject to the terms and conditions of the Lease (to the extent not inconsistent with this Work Letter), and will also be subject to the following conditions:

(a) Architect Requirements. The parties acknowledge that the Architect employed by Landlord for site planning and other architectural services relating to the design of the Improvements (including the building in a shell condition), shall either be RRM Design Group or Fraser-Seiple in San Luis Obispo (at the sole option of Landlord), and that some of said services (i.e., Tenant Improvement work in the slab) may include certain aspects of Tenant’s Work.  Tenant may hire its own Architect for site planning and other architectural services related to Tenant’s Work, provided that the  Architect shall be duly licensed in California and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld.

(b) Tenant’s Work Allowance.  Landlord agrees to contribute up to, but not to exceed, $300,000.00 of Tenant’s actual costs incurred in performing Tenant’s Work (the “Construction Allowance”), which shall be deducted from the first $300,000.00 in invoices from Landlord’s

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Contractor.  Landlord shall provide copies of said invoices for Tenant’s review and reasonable approval, and shall further obtain a breakdown of any invoices which include both aspects of the improvements to be constructed by Landlord per Section 3, above, and the Tenant’s Work to be constructed under this Section 6, including any plans, architectural services or permit fees, which relate to the Tenant’s Work. At such time as these invoices reach $300,000.00, Tenant shall be responsible to pay any invoices in excess of that amount thereafter, within ten (10) days of receipt from Landlord or Landlord’s Contractor.

(c) Costs and Expenses of Tenant’s Work. Subject to the provisions of Section 6(b), above, Tenant will promptly pay all costs and expenses arising out of the performance of Tenant’s Work (including the costs of permits) and will furnish Landlord with evidence of payment on request. Tenant will provide Landlord with ten (10) days prior written notice before commencing any Tenant Work by any contractor other than Landlord or Landlord’s contractor.  In the event any of Tenant’s Work is performed by other contractors, then on completion of Tenant’s Work, Tenant will deliver to Landlord a release and waiver of lien executed by each contractor, subcontractor, and material supplier concerned with Tenant’s Work. If any lien is filed against the Premises or against Tenant’s leasehold interest, Tenant will obtain, within ten (10) days after the filing, the release or discharge of that lien. If Tenant fails to do so, Landlord may obtain the release or discharge of the lien and Tenant must indemnify Landlord for the costs, including reasonable attorney fees, together with interest at the Applicable Interest Rate from the date of demand.

(d) Indemnification. Tenant will indemnify, defend (with counsel satisfactory to Landlord), and hold Landlord harmless from all suits, claims, actions, loss, cost, or expense (including claims for workers’ compensation, attorney fees, and costs) based on personal injury or property damaged or contract claims (including, but not limited to, claims for breach of warranty) arising from the performance of Tenant’s Work by anyone other than Landlord or Landlord’s contractor. Tenant will repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of the Improvements or item of Landlord’s equipment or any of Landlord’s real or personal property damaged, lost, or destroyed in the performance of Tenant’s Work  by anyone other than Landlord or Landlord’s contractor.

(e) Insurance. Tenant’s contractors will obtain and provide Landlord with certificates evidencing Worker’s Compensation, public liability, and property damage insurance in amounts and forms and with companies satisfactory to Landlord.

(f) Rules and Regulations. Tenant and Tenant’s contractors will comply with any other rules, regulations, or reasonable requirements that Landlord or General Contractor may impose. Tenant’s agreement with Tenant’s contractors will require each contractor to provide daily cleanup of the construction area to the extent that cleanup is necessitated by the performance of the Tenant’s Work.

(g) Condition of Tenant’s Work. All work performed by Tenant’s contractors will be performed in a professional and workmanlike manner, using new high quality materials, all in accordance with construction industry standards.  Such work will be free from defects in design,

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materials, and workmanship, and will be completed in strict compliance with the Approved Working Drawings.

Section 7. Effect of Delays

Any delay in any deadlines established by Landlord for the completion of the work (“Work Deadlines”), including any item that must be redone due to Tenant’s disapproval, will automatically delay all subsequent deadlines by the same amount of time. To the extent that any delay has been caused by Tenant, the Commencement Date for all purposes under the Lease will be the date the Improvements would have been Ready for Delivery absent the Tenant Delays.

Section 8. No Agency

Nothing contained in this Letter will make or constitute Tenant as the agent of Landlord.

Section 9. Miscellaneous

All references in this Letter to a “number of days” means to calendar days. In all instances where Tenant’s approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Tenant will be deemed to have given approval and the next succeeding time period will commence. If any item requiring approval is disapproved by Tenant in a timely manner, the procedure for preparation of that item and approval will be repeated.

IN WITNESS WHEREOF, the parties have executed this Work Letter as of the date of the Lease.

LANDLORD:	TENANT:

WALTER BROS.	MISSION COMMUNITY BANK,
CONSTRUCTION CO., INC.,	a California corporation
a California corporation

By:	By:
Donald C. Walter President	Anita M. Robinson President and CEO

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EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

[Address of landlord]

Dear [name],

With respect to the lease (“Lease”) between Mission Community Bank, a California corporation, (“Tenant”), and Walter Bros. Construction Co., Inc., (“Landlord”), by which Landlord leased to Tenant and Tenant leased from Landlord approximately __________ [rentable] square feet of the building located at [address of premises] (“Premises”) in accordance with a Lease dated [date of lease], Tenant acknowledges and certifies to Landlord as follows:

(1) The Lease commenced on [date of commencement] (“Commencement Date”);

(2) The Premises contain [number] square feet of space; and

(3) Tenant has accepted and is currently in possession of the Premises.

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed on [date].

TENANT:

[Name and capacity of tenant]

By:

Name:

Its:

EXHIBIT D

ESTOPPEL CERTIFICATE

TO:

        Attn:

                          (“Tenant”) hereby certifies as follows:

1.             The undersigned is the Tenant under that certain Lease dated            , 20  , and amended on             , 20   (collectively herein, the “Lease”), executed by                                          (“Landlord”), as Landlord, and the undersigned, as Tenant, regarding all of the  real property located at                                                                                                  (the “Property”) and the Building (collectively referred to as the “Premises”).

2.             The term of the Lease commenced on            , 20   and the initial expiration date of the Lease is           , 20  .  Tenant has accepted possession and taken occupancy of the entire Premises; the term of the Lease has commenced; Tenant has commenced payment of Base Rent and additional rent for all spaces subject to the Lease.

3.             The current monthly Base Rent (not including any additional rent) payable under the Lease is                                      Dollars ($           ).  Tenant has paid Base Rent through                , 20  ; the next payment of Base Rent is due on               , 20  .

4.             The current amount of additional rent payable by Tenant is                                 Dollars ($           ).  Tenant has paid its additional rent through                  , 20  ; the next payment of Additional Rent is due on               , 20  .

5.             The Lease provides for           option(s) to extend the term of the Lease, each for               year(s).  The Base Rent for each such extension term is as follows (if none, state “NONE”):                                              .  Except as expressly provided in the Lease for the above option(s), Tenant has no right or option to renew or extend the term of the Lease.

6.             A true, correct and complete copy of the Lease (including all amendments, modifications and supplements thereto) is attached hereto and the Lease is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises.  There are no other agreements, amendments, modifications or supplements to the Lease, whether oral or written, between Tenant and Landlord, or any other party, with respect to

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the Premises except as follows (include the date of any such agreement, amendment, modification or supplement; if none, state “NONE”):                                    .

7.             To Tenant’s actual present knowledge, as of the date hereof (a) Landlord is not in any respect in default in the performance of the terms and provisions of the Lease and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Landlord under the Lease, except as follows (if none, state “NONE”):                                                               , and (b) Tenant is not in any respect in default in the performance of the terms and provisions of the Lease and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Tenant under the Lease, except as follows (if none, state “NONE”):                                                               .

8.             Tenant’s interest in the Lease has not been assigned, sublet, licensed, and hypothecated (and Tenant has not agreed to do any of the foregoing), except as follows (if none, state “NONE”):                                                 .  Tenant has not received notice and is not aware of any prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord’s leasehold interest in the Project or in the Lease.

9.             To Tenant’s actual present knowledge, as of the date hereof, there are no defenses, offsets, claims, counterclaims or credits against Base Rent or additional rent payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows (if none, state “NONE”):                                                               .

10.           To Tenant’s actual present knowledge, as of the date hereof, there are no actions, voluntary or otherwise, pending or threatened against Tenant under the bankruptcy, reorganization, moratorium or similar laws of the United States, any state thereof or any other jurisdiction.

11.           Tenant is not aware of any work to be performed by or on behalf of Landlord under the Lease that has not been completed in accordance with the Lease except as follows (if none, state “NONE”):                                                                      , and all reimbursements and allowances due to Tenant under the Lease in connection with any work have been paid in full except as follows (if none, state “NONE”):                                                         .

12.           The Security Deposit being held by Landlord under the Lease is $              .

13.           This Certificate is given to                                  with the understanding that                            will rely hereon in connection with the conveyance and/or encumbrance of the Project of which the Premises constitute a part to                            .  Following any such conveyance and/or encumbrance, Tenant

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agrees that the Lease shall remain in full force and effect and shall bind and inure to the benefit of                                             and its successor in interest as if no purchase or encumbrance had occurred.

14.           Any initially capitalized term not otherwise defined herein shall have the same meaning as set forth in the Lease.

DATED:            , 20                               “TENANT”

By:

[Print Name]

[Print Title]

[ATTACH LEASE AND AMENDMENTS TO THIS CERTIFICATE]

EXHIBIT E

LANDLORD’S COMPLETION CERTIFICATE

                                                          [Tenant’s name and address]

Re:                                                    [Description of Leased Premises] (“Project”)

Dear                                   :

                Pursuant to Section 5 of the Work Letter attached as Exhibit B to the Lease (“Lease”) dated as of                      [date], between the undersigned, as Landlord, and                                  [Tenant’s name and capacity], as Tenant, the Landlord notifies you that as of                               [date], the Improvements (as defined in the Lease) became Ready for Delivery (as defined in the Lease).

                The Landlord certifies that the Improvements are substantially complete in accordance with the Approved Working Drawings (as defined in the Lease).

Landlord’s signature
[name and capacity]

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